Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

SUPERVALU INC.:

We consent to the use of our reports dated April 23, 2008, with respect to the consolidated balance sheets of SUPERVALU INC. and subsidiaries as of February 23, 2008 and February 24, 2007, and the related consolidated statements of earnings, stockholders’ equity, and cash flows for each of the fiscal years in the three-year period ended February 23, 2008, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of February 23, 2008, incorporated herein by reference.

Our report on the consolidated financial statements and financial statement schedule refers to the Company’s adoption of the provisions of Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an Interpretation of FASB Statement No. 109” and the measurement provisions of Statement of Financial Accounting Standards (SFAS) No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans” on February 25, 2007 as well as the Company’s adoption of the provisions of SFAS No. 123 (revised 2004), “Share-Based Payment,” on February 26, 2006.

/s/ KPMG LLP
Minneapolis, Minnesota
May 7, 2008